Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

Name	Jurisdiction of Incorporation
Ekso Bionics, Inc.	Deleware
Ekso Bionics Limited	England and Wales
Ekso Bionics GmbH	Germany